EXHIBIT 10.1

AGREEMENT

THIS AGREEMENT (this “Agreement”), effective as of December 11, 2012 (the “Effective Date”), by and between Vector Group Ltd., a Delaware corporation (the “Company”), and Howard M. Lorber (the “Executive”).
WITNESSETH:
A. WHEREAS, the Executive serves as the President and Chief Executive Officer of the Company, pursuant to an Amended and Restated Employment Agreement dated as of January 27, 2006 (as amended, restated, supplemented or otherwise modified from time to time, the “Employment Agreement”); and
B. WHEREAS, pursuant to a Restricted Share Award Agreement, effective as of April 7, 2009, between the Company and the Executive (as amended, restated, supplemented or otherwise modified from time to time, the “Award Agreement”), the Company previously granted to the Executive 607,753 shares (collectively, the “Award Shares”) of its Common Stock, $.10 par value per share (the “Common Stock”), pursuant to the Company's Amended and Restated 1999 Long-Term Incentive Plan (as amended, restated, supplemented or otherwise modified from time to time, the “Plan”); and
C. WHEREAS, pursuant to the terms of the Award Agreement and the Plan, the Executive is entitled to receive dividends declared by the Company with respect to any unvested portion of the Award Shares; and
D. WHEREAS, as of the Effective Date, 121,550 Award Shares are scheduled to vest on September 15, 2013 and 121,551 Award Shares are scheduled to vest on September 15, 2014 (the “Remaining Award Shares”); and
E. WHEREAS, in accordance with the terms of the Award Agreement and the Plan, the Compensation Committee of the Company's Board of Directors (the “Committee”) has agreed to (i) accelerate the vesting schedules of the Remaining Award Shares to the Effective Date, and (ii) pay all accrued and unpaid dividends on the Remaining Award Shares (the “Accrued Dividends”) to the Executive on the Effective Date, provided that the Executive concurrently enters into this Agreement with respect to such shares and dividends (the “Acceleration”);
NOW, THEREFORE, in consideration of the mutual covenants set forth herein, the Company and the Executive hereby agree as follows:
1. Upon the vesting of the Remaining Award Shares on the Effective Date, the Remaining Award Shares shall be freely transferable, subject to any restrictions on transfer required by applicable United States federal and state securities laws.
2. In connection with, and as consideration for, the Acceleration, the Executive hereby agrees as follows:
a. In the event the Executive's employment with the Company terminates between the Effective Date and September 15, 2014 (any such termination date, the “Termination Date”) and, pursuant to the terms of the Award Agreement and the Plan, the Executive would have otherwise had to forfeit any or all of the Remaining Award Shares (assuming the Acceleration had not occurred) (the number of shares of Common Stock, the “Replacement Shares”), the Executive shall, as promptly as practicable, but in no event more than ten (10) business days after such termination, transfer to the Company shares of Common Stock and/or cash in the amounts set forth immediately below, without payment in either case of additional consideration by the Company:
(i) either shares of Common Stock (the “Termination Date Replacement Shares”) with a value equal to, or cash in an amount equal to, the Fair Market Value of the Replacement Shares; plus
(ii) an amount in cash equal to the amount of the Accrued Dividends; plus
(iii) an amount in cash equal to any other dividends declared on the Replacement Shares between the Effective Date and the Termination Date.
For purposes of this Section 2(a), the “Fair Market Value” of shares of Common Stock shall be calculated by reference to the closing price of the Company's Common Stock on the New York Stock Exchange on the Termination Date.
Any cash payment shall be made by wire transfer of immediately available funds to the account designated by the Company. Notwithstanding the foregoing, in the event that a transfer of the Termination Date Replacement Shares would obligate the Executive to disgorge profits under Section 16 of the Securities Exchange Act of 1934, as amended (“Section 16”), the Executive shall transfer the Termination Date Replacement Shares to the Company within ten (10) business days following the date on which disgorgement under Section 16 becomes inapplicable; provided that in no event shall the transfer occur more than six (6) months from the Executive's termination date.
b. The Executive shall be solely responsible for any and all fees, expenses and taxes associated with the transfer of the Termination Date Replacement Shares to the Company. In the event of a default by the Executive under Section 2(a) of this Agreement, the Executive hereby consents to a deduction from any severance amounts or other payments the Company may owe the Executive from time to time after the date of the Executive's termination with the Company, to the extent of the amounts the Executive owes the Company pursuant to the terms of this Agreement. In addition, in the event of a breach of the Executive's obligations under this Agreement, the Executive agrees to pay to the Company all costs of enforcement of this Agreement, including, but not limited to reasonable attorney fees.

3. This Agreement and any obligations hereunder shall not be assigned, pledged, alienated, sold, attached, encumbered or transferred in any way by the Executive and any attempt to do so shall be void. The Company may assign or transfer its rights and obligations under this Agreement, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs (in the case of the Executive) and assigns.

4. This Agreement shall not confer upon the Executive any right to continued employment with the Company, nor shall it interfere in any way with the right of the Company to terminate the employment of the Executive pursuant to the terms of the Employment Agreement.

5. In the event of any change in the outstanding shares of the same class of shares of the Company as the Replacement Shares, the Accrued Dividends, or any other dividends declared on the Replacement Shares by reason of a stock dividend, recapitalization, merger, consolidation, split-up, subdivision, contribution or exchange of shares, or the like, the aggregate amount the Executive owes the Company pursuant to the terms of this Agreement shall be proportionately adjusted by the Company.

6. If any provision of this Agreement shall, for any reason, be adjudicated by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not effect, impair or invalidate the remainder of this Agreement but shall be confined in its operation to the jurisdiction in which made and to the provisions of this Agreement directly involved in the controversy in which such judgment shall have been rendered.

7. This Agreement may be modified only by a writing signed by both parties hereto, and then only to the extent expressly set forth in such writing. The waiver by any party of a breach or violation of any provision of this Agreement shall not operate as, or be construed to constitute, a waiver of any subsequent breach or violation of the same or other provision hereof. Any waiver must be in writing.

8. This Agreement may be executed by the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument, and all signatures need not appear on any one counterpart.

9. This Agreement and all actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to the principles of conflict of laws thereof. The Company and the Executive each hereby irrevocably waives any right it may have to a trial by jury in respect of any claim based upon or arising out of this Agreement or any transaction contemplated hereby.

10. This Agreement embodies the entire understanding, and supersedes all other oral or written agreements or understandings, between the parties regarding the subject matter hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

VECTOR GROUP LTD.

By:	/s/ J. Bryant Kirkland III
J. Bryant Kirkland III
Vice President, Treasurer and Chief Financial Officer

/s/ Howard M. Lorber
Howard M. Lorber